Exhibit 99.1

Wavelo Secures Four-Year Contract Renewal with EchoStar

New contract extends partnership between Wavelo and inaugural customer,

EchoStar’s Boost Mobile

TORONTO—February 3, 2025—Wavelo—a global leader in event-driven software solutions for telecom—has renewed a four-year contract to provide its innovative solutions for EchoStar’s Boost Mobile–a wireless carrier that stands for consumer choice, delivering simpler, more flexible plans and a reliable Boost Mobile Network, offering 99% coverage across the U.S. at the best value.

The new contract extends the partnership forged in 2020 when Wavelo launched as a cloud-based software platform that empowers telecom providers with flexible, scalable solutions for network and subscriber management. Since then, Boost Mobile has implemented a robust consumer wireless platform leveraging Wavelo’s software, enabling critical ordering, billing and provisioning functions for a seamless customer experience.

“Wavelo is pleased to continue its support of Boost Mobile—the newest nationwide network in the U.S. offering the best value for wireless service,” said Justin Reilly, CEO of Wavelo. “We are pleased to support their continued growth with our robust platform and look forward to building on the success we’ve achieved together already.”

Further information will be provided in Tucows’ Q4 2024 management remarks, to be issued Thursday, February 13, 2025, on the Tucows investor site.

About Wavelo

Wavelo, a subsidiary of Tucows (NASDAQ: TCX, TSX: TC), empowers communications service providers worldwide with a suite of cloud-based, data-forward software solutions designed to solve the telecom industry’s most persistent challenges. Engineered to provide extraordinary agility and flexibility, our platform seamlessly connects and automates disparate business and operational systems within operators' existing infrastructures. We’re redefining telecom operations to help providers focus on providing a transformative customer experience. Learn more at wavelo.com.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact: Investor inquiries: Monica Webb 647.898.9924 mwebb@tucows.com	Media inquiries: Madeleine Stoesser mstoesser@tucows.com